EXHIBIT 10.1
EXECUTION VERSION

TERMINATION AGREEMENT

by and among

NORTHSTAR HEALTHCARE INCOME, INC.,

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP,

CNI NSHC ADVISORS, LLC and

NRF HOLDCO, LLC

dated as of

October 21, 2022

Table of Contents

Section 2.07 Independent Investigation; No Other Representations and

Section 3.06 Independent Investigation; No Other Representations and

Section 4.13 Information and Access to Certain Joint Venture Information; JV

Exhibit A – Definitions
Exhibit B – Form of Assignment and Assumption
Exhibit C – Form of Transition Services Agreement
Exhibit D – Joint Venture Information and Access
Exhibit E – Assigned Assets
Exhibit F – Form of Acknowledgement and Waiver Agreement

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of October 21, 2022, is entered into by and among NorthStar Healthcare Income, Inc., a Maryland corporation (“NHI”), NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (“NHI OP”), CNI NSHC Advisors, LLC, a Delaware limited liability company (“Advisor”), and NRF Holdco, LLC, a Delaware limited liability company (“NRF”). NHI, NHI OP, Advisor and NRF are collectively referred to as the “Parties” and each individually as a “Party.” For purposes of this Agreement, all defined terms used in this Agreement and not defined in this Agreement shall have the meanings set forth on Exhibit A attached hereto.
RECITALS

WHEREAS, Advisor is engaged in, among other things, the business of providing management, acquisition, advisory, marketing, investor relations and certain administrative services to NHI and NHI OP pursuant to that certain Advisory Agreement, dated June 30, 2014, by and among Advisor (as successor to NSAM J-NSHC Ltd.), NHI, NHI OP and NRF (as successor to DigitalBridge Group, Inc. and NorthStar Asset Management Group Inc.) (as amended by that certain Amendment No. 1, dated as of December 20, 2017, Amendment No. 2, dated as of June 22, 2020, Amendment No. 3, dated as of June 30, 2021 and Amendment No. 4, dated as of February 28, 2022, the “Advisory Agreement”, and such business of providing the foregoing services, the “Business”);

WHEREAS, on or prior to the date of this Agreement, a committee of the Independent Directors of the Board (the “Special Committee”) approved and consented to this Agreement and the transactions contemplated hereby (the “Special Committee Approval”); and

WHEREAS, subject to the terms and conditions of this Agreement, effective as of the Closing, the Parties wish to terminate the Advisory Agreement and take certain other actions, in each case as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
TERMINATION OF ADVISORY AGREEMENT; CLOSING

Section 1.01    Termination of the Advisory Agreement. At the Closing, the Advisory Agreement shall be terminated (the “Termination”) and except for (a) Section 14.03, Article 16 and Article 18 of the Advisory Agreement, which shall survive such Termination for a period of six (6) years after the date hereof and (b) Article 17 of the Advisory Agreement, which shall survive such Termination for a period of one (1) year after the date hereof, the Advisory Agreement shall be void and of no further effect after the Closing. For the avoidance of doubt, Advisor, NRF, NHI and NHI OP hereby agree and irrevocably consent to the termination of the Advisory Agreement as set forth in and subject to the terms and conditions of this Section 1.01.

Section 1.02    Assumed Liabilities. At the Closing, NHI shall assume and agree to pay, perform and discharge the Assumed Liabilities. Other than the Assumed Liabilities, NHI shall not assume, whether by assignment, express or implied contract, by operation of Law or otherwise, or have any liability, obligation or responsibility for, any other liabilities of Advisor, which shall remain the liability, obligation and responsibility of Advisor in all respects.

Section 1.03    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signature pages at 10:00 a.m., New York City time, on the date hereof. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 1.04    Closing Deliverables.

(a)    At the Closing, Advisor shall deliver, or cause to be delivered, to NHI:

(i)    the Assignment and Assumption in the form of Exhibit B hereto (the “Assignment and Assumption”) duly executed by Advisor;

(ii)    evidence in form and substance reasonably satisfactory to NHI of the termination in full of the Sponsor Line of Credit, without any remaining obligations of NHI or NHI OP, effective as of the Closing Date;

(iii)    a duly completed Internal Revenue Service Form W-9, executed by Advisor; and

(iv)    the Transition Services Agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”) duly executed by Advisor.

(b)    At the Closing, NHI shall deliver, or cause to be delivered, to Advisor:

(i)    the Assignment and Assumption duly executed by NHI; and

(ii)    the Transition Services Agreement duly executed by NHI.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ADVISOR

Except as otherwise disclosed in (a) the forms, schedules, prospectuses, registration statements, reports and other documents filed or furnished by NHI with the SEC and publicly available on or after December 31, 2020 and prior to the date of this Agreement (excluding any disclosures set forth in such SEC filings relating to forward-looking statements) or (b) the Disclosure Schedules, Advisor represents and warrants to NHI and NHI OP that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date.

2.01    Organization and Qualification of Advisor. Advisor is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

2.02    Authority of Advisor. Each of Advisor and NRF has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Advisor and NRF of this Agreement and any other Transaction Document to which it is a party, the performance by each of Advisor and NRF of its obligations hereunder and thereunder and the consummation by each of Advisor and NRF of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Advisor and NRF. This Agreement has been duly executed and delivered by Advisor and NRF, and (assuming due authorization, execution and delivery by NHI and NHI OP) this Agreement constitutes a legal, valid and binding obligation of Advisor and NRF, enforceable against Advisor and NRF in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each other Transaction Document to which Advisor or NRF is or will be a party has been duly executed and delivered by Advisor or NRF (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Advisor or NRF, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

2.03    No Conflicts; Consents. The execution, delivery and performance by each of Advisor and NRF of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Instruments of Advisor or NRF (as applicable); (b) to Advisor’s Knowledge, result in a violation or breach of any provision of any Law or Governmental Order applicable to Advisor or NRF (as applicable); or (c) except as set forth in Section 2.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement, contract, commitment, lease, guaranty, indenture, license or other arrangement or understanding binding upon Advisor or NRF or their respective Affiliates or its or their respective properties or assets; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect and is not reasonably likely to be, individually or in the aggregate, material to Advisor or NRF or their respective subsidiaries taken as a whole. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Advisor or NRF or their respective subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents to which Advisor or NRF is a party and the consummation of the transactions contemplated hereby and thereby (as applicable), except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

2.04    Legal Proceedings. There are no Proceedings pending or, to Advisor’s Knowledge, threatened against or by Advisor or NRF or their respective controlled Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

2.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Advisor or NRF or their respective controlled Affiliates.

2.06    Title to Assigned Assets. Advisor has good and valid title to, or a valid leasehold interest in, the Assigned Assets.

2.07    Independent Investigation; No Other Representations and Warranties. Each of Advisor and NRF acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Advisor and NRF has relied solely upon its own investigation and the express representations and warranties of NHI and NHI OP set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) except for the representations and warranties contained in Article III (as qualified by the related portions of the Disclosure Schedules), neither NHI, NHI OP, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of NHI, NHI OP or their respective Affiliates, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Advisor or NRF (including any information, documents or materials made available to Advisor or NRF in management presentations or in any other form in expectation of the transactions contemplated hereby) or any representation or warranty arising from statute or otherwise in Law.
SECTION III
REPRESENTATIONS AND WARRANTIES OF NHI AND NHI OP

Except as otherwise disclosed in (a) the forms, schedules, prospectuses, registration statements, reports and other documents filed or furnished by NHI with the SEC and publicly available on or after December 31, 2020 and prior to the date of this Agreement (excluding any disclosures set forth in such SEC filings relating to forward-looking statements) or (b) the Disclosure Schedules, each of NHI and NHI OP represents and warrants to Advisor that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

3.01    Organization and Qualification of NHI and NHI OP. NHI is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. NHI OP is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

3.02    Authority of NHI and NHI OP. Each of NHI, NHI OP and their respective subsidiaries has all necessary corporate or limited liability company (as applicable) power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of NHI, NHI OP and their respective subsidiaries of this Agreement and any other Transaction Documents to which it is a party, the performance by NHI, NHI OP and their respective subsidiaries of its obligations hereunder and thereunder and the consummation by NHI, NHI OP and their respective subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of NHI, NHI OP and their respective subsidiaries. This Agreement has been duly executed and delivered by NHI and NHI OP, and (assuming due authorization, execution and delivery by Advisor and NRF) this Agreement constitutes a legal, valid and binding obligation of each of NHI and NHI OP enforceable against NHI and NHI OP in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). When each other Transaction Document to which NHI, NHI OP and their respective subsidiaries is or will be a party has been duly executed and delivered by NHI, NHI OP and their respective subsidiaries (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of NHI, NHI OP and their respective subsidiaries, as applicable, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Special Committee Approval is the only corporate approval on the part of NHI and NHI OP required with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the change in manager of NHI required pursuant to the Investment Advisers Act of 1940, as amended and the Advisory Agreement.

3.03    No Conflicts; Consents. The execution, delivery and performance by each of NHI, NHI OP and their respective subsidiaries of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Instruments of NHI, NHI OP or their respective subsidiaries (as applicable); (b) to NHI’s Knowledge, result in a violation or breach of any provision of any Law or Governmental Order applicable to NHI, NHI OP or their respective subsidiaries (as applicable); or (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement, contract, commitment, lease, guaranty, indenture, license or other arrangement or understanding binding upon NHI, NHI OP or their respective subsidiaries or their respective properties or assets; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect and is not reasonably likely to be, individually or in the aggregate, material to NHI and its subsidiaries taken as a whole. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to NHI, NHI OP or their respective subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents to which NHI, NHI OP or their respective subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

3.04    Legal Proceedings. There are no Proceedings pending or, to NHI’s Knowledge, threatened against or by NHI, NHI OP or their respective subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NHI, NHI OP, their respective subsidiaries or the Special Committee.

3.06    Independent Investigation; No Other Representations and Warranties. Each of NHI and NHI OP acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Party has relied solely upon its own investigation and the express representations and warranties of Advisor and NRF set forth in Article II of this Agreement (including related portions of the Disclosure Schedules); and (b) except for the representations and warranties contained in Article II (as qualified by the related portions of the Disclosure Schedules), neither Advisor nor NRF, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Advisor, NRF or their respective controlled Affiliates, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to NHI or NHI OP (including any information, documents or materials made available to NHI or NHI OP in management presentations or in any other form in expectation of the transactions contemplated hereby) or any representation or warranty arising from statute or otherwise in Law.
ARTICLE VI
COVENANTS

Section 4.01    Preservation of Records; Post-Closing Access. Each Party shall, and shall cause its Affiliates to, preserve and keep the books and records held prior to the Closing by such Person (including Tax records) relating to the Business, operations and financial condition of NHI and NHI OP for a period of seven (7) years from and after the Closing Date (or longer if required by Law) and shall make such records (or copies) and its Representatives available, at reasonable times and upon reasonable advance notice and at the expense of the requesting Parties, to the other Parties and any of their respective Affiliates or Representatives as may be reasonably required by such Person in connection with any insurance claims by, legal proceedings or Tax audits against, investigations of Governmental Authorities of, compliance with Law by, the preparation of financial statements of, or any other reasonable business need of such Party or any of its Affiliates. In the event that a Party intends to destroy, alter or otherwise dispose of any such books and records following the expiration of such seven-year period, such Party must first provide reasonable prior notice of such intended destruction to the other Parties, and provide such other Parties the opportunity to instead retrieve and/or copy such books and records.

4.02    Employees and Employee Benefits.

(a)    Prior to the Closing, NHI has offered, or has caused an Affiliate of NHI to offer, to each of the employees of Advisor and/or any of its Affiliates who, as of the date of this Agreement, are primarily engaged in providing services under the Advisory Agreement, whose names are set forth on Section 4.02(a) of the Disclosure Schedules (the “Employees”) a position of employment or the opportunity to be employed by NHI (or an Affiliate thereof), in a Comparable Position with an annual base salary rate, hourly wage rate or annual base compensation rate and annual target incentive opportunity, that are each at least as favorable as that provided to such Employees as of the date of this Agreement (such economic terms, the “Total Target Direct Compensation Opportunity”), with such employment to be effective as of the Closing Date, and Advisor or its Affiliate, as applicable, shall terminate the employment of each Employee effective as of 11:59 p.m., New York City time, on the date immediately preceding the Closing Date. Prior to the Closing, Advisor or an Affiliate of Advisor has solicited an Acknowledgment and Waiver Agreement, substantially in the form attached hereto as Exhibit F, from each Employee. Those Employees who accept employment offers from NHI or an Affiliate of NHI, as applicable, and commence employment with NHI or an Affiliate of NHI shall hereafter be referred to as “Transferred Employees.” Nothing herein shall be construed as a representation or guarantee by Advisor that any particular Employee shall accept NHI’s offer of employment or shall continue in employment with NHI or its Affiliates following the Closing.

(b)    Advisor and NHI intend that the transactions contemplated by this Agreement, including the transfers of employment of the Employees, shall not constitute a severance or termination of employment of any Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Advisor or any of its Affiliates, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing.

(c)    During the period commencing on the Closing Date and ending on December 31, 2022 (or if earlier, the date of the Transferred Employee’s termination of employment with NHI or an Affiliate of NHI), NHI shall, or shall cause an Affiliate of NHI to, maintain, for each Transferred Employee, (i) their respective Total Target Direct Compensation Opportunity and (ii) employee group health insurance benefits and defined contribution retirement plan benefits opportunities that are, in the aggregate, no less favorable than those provided to the Employees immediately prior to the Closing. During such period following the Closing, no Transferred Employee shall be required to relocate more than twenty-five (25) miles from such Transferred Employee’s employment location as of the Closing.

(d)    NHI shall, or shall cause its Affiliates to, give each Transferred Employee full credit for such Transferred Employee’s service with Advisor or its Affiliates (and predecessors, as applicable) prior to the Closing for eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations under any benefit plans established or maintained by NHI or its Affiliates in which the Transferred Employee participates following the Closing to the same extent recognized by NHI or its Affiliates immediately prior to the Closing under a comparable Benefit Plan in which the Transferred Employee participated; provided, however, that such service shall not be recognized (i) for purposes of benefits accrual under any defined benefit pension plans or retiree health or welfare plan or arrangement or (ii) to the extent that such recognition would result in a duplication of coverage or benefits with respect to the same period of service. NHI shall, or shall cause its Affiliates to (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan maintained by NHI or its Affiliates that provides health benefits in which Transferred Employees may be eligible to participate following the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Transferred Employee and his or her eligible dependents under the health plans in which such Transferred Employee participated immediately prior to the Closing during the portion of the plan year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by NHI or its Affiliates in which such Transferred Employee is eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Closing, except to the extent such waiting period or requirement would have been applicable under a comparable Benefit Plan in which the Transferred Employee participated immediately prior to the Closing.

(e)    Without limiting NHI’s and NHI OP’s indemnification obligations under the Advisory Agreement (which shall survive Termination as provided in Section 1.01), NHI shall be solely responsible for, and shall indemnify and hold harmless Advisor from, all liabilities that may result in respect of claims for statutory, contractual or common law severance or other separation benefits, together with the employer-paid portion of any employment or payroll taxes related thereto, arising out of, relating to or in connection with (i) NHI’s failure to offer employment to or continue the employment of any Employee on terms consistent with this Section 4.02 or (ii) NHI’s termination of employment of any Transferred Employee after 12:01 a.m. on the Closing Date. Without limiting the generality of Section 4.02(c), with respect to any Transferred Employee whose employment is terminated by NHI prior to December 31, 2022, NHI shall provide such Transferred Employee with the most favorable of (A) the severance benefits (including cash and welfare benefits) such Transferred Employee would have received if he or she separated from Advisor immediately prior to the Closing pursuant to any Benefit Plan, (B) the severance benefits (including cash and welfare benefits) payable to such Transferred Employee under any applicable severance plan of NHI in effect at the time of such termination; provided, however, that (x) for purposes of this covenant and NHI’s severance plans, such Transferred Employee shall be credited for service with Advisor as described in Section 4.02(d) and for service with NHI following the Closing Date, (y) NHI shall not be obligated to pay such severance pay if such Transferred Employee’s employment has been terminated by NHI for “cause,” as determined by NHI in its reasonable discretion, and (z) as a condition to such Transferred Employee’s receipt of such severance pay, NHI shall require such Transferred Employee to execute an irrevocable general release of claims which shall include as releasees Advisor and its predecessors, successors, parents and Affiliates, and all their respective present and former officers, directors, employees, agents and representatives, which release must become effective and irrevocable in accordance with its terms prior to the payment of such severance pay; provided, however, that NHI hereby covenants and agrees that NHI and its Affiliates shall not terminate the employment of any Transferred Employee during the period commencing on the Closing Date ending on November 28, 2022, other than for “cause”. In the event that an Employee fails or refuses to accept NHI’s offer of employment that complies with this Section 4.02, Advisor shall, or shall cause an Affiliate to, use reasonable efforts to retain the employment of such Employee, and to make such Employee available to NHI for a period of up to six (6) months following the Closing Date in connection with the provision of services by Advisor pursuant to the Transition Services Agreement, in exchange for NHI continuing to reimburse Advisor and its Affiliates for the costs associated with retaining such Employee, in a manner consistent with past practices and as set forth in the Transition Services Agreement. In connection with the foregoing, NHI may, upon two (2) weeks’ advance notice, request that Advisor terminate the employment of an Employee without “cause,” in which case, NHI shall reimburse Advisor and its Affiliates for any severance costs and benefits payable to such Employee in connection with such termination. In addition, NHI shall reimburse Advisor and its Affiliates for any severance costs and benefits payable to Employees in connection with any termination of employment without “cause” that occurs at the expiration of the six (6) month period following the Closing Date.

(f)    Effective as of the Closing, except as may otherwise be agreed between the parties under the Transition Services Agreement, the Transferred Employees shall cease active participation in the

Benefit Plans. Advisor shall remain liable for all eligible workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims (“Welfare Claims”) that are incurred by the Transferred Employees prior to the Closing, and NHI shall be liable for all Welfare Claims incurred on or after the Closing by the Transferred Employees and their eligible dependents. For purposes of this Agreement, the Welfare Claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Transferred Employee participates.

(a)    This Section 4.02 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan. The Parties hereto acknowledge and agree that the terms set forth in this Section 4.02 shall not create any right in any Transferred Employee or any other Person to any continued employment with NHI or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

4.03    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by NHI when due. NHI shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Advisor shall cooperate with respect thereto as necessary).

4.04    Public Announcements. The Parties shall mutually agree in writing as to the timing and contents of any public announcement or other public communications in respect of this Agreement or the transactions contemplated hereby, including, for the avoidance of doubt, a press release announcing the execution of this Agreement (with each Party to consider the other Parties’ comments with respect to such press release and any other public announcement or public communications in good faith); provided, that this provision shall not limit any Party’s disclosure obligations as required by (i) applicable Law (including, for the avoidance of doubt, any filings pursuant to the Exchange Act) or (ii) the rules and regulations of any exchange on which such Party’s or its Affiliates’ securities are traded or listed (in either case, based upon the reasonable advice of counsel). Notwithstanding the foregoing, this Section 4.04 shall not apply to any press release or other public communication to the extent it is substantially consistent with any press release, public announcement or public communication previously issued or disclosed in accordance with this Section 4.04.

4.05    Efforts to Consummate. Subject to the terms and conditions herein, the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including to have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided that such efforts on the part of each Party shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on such Party in the event the Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 4.05 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any Party’s obligations under this Agreement. Each Party to this Agreement shall reasonably cooperate in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Parties each agree to promptly notify the other Parties of the existence of any event or circumstance that could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement not to be satisfied.

4.06    Indemnification of Advisor. From and after the Closing, NHI and NHI OP shall, subject to the limitations contained in this Section 4.06, indemnify, defend and hold harmless Advisor and its Affiliates and their respective Representatives (“Advisor Indemnified Parties”) from and against, and pay on behalf of or reimburse such Advisor Indemnified Parties for, any Loss which any such Advisor Indemnified Party actually suffers, sustains or incurs, to the extent based on or arising out of, in whole or in part:

(a)    the Assumed Liabilities; or

(b)    a Proceeding brought or threatened to be brought by a third party unaffiliated with Advisor, NRF or their respective Affiliates, which primarily relates to the operation of the Business following the Closing to which an Advisor Indemnified Party is made or threatened to be made a party by virtue of its having provided investment advisory services to NHI and NHI OP pursuant to the Advisory Agreement prior to the Termination.

4.07    Intercompany Agreements. Except with respect to the agreements, arrangements and understandings set forth in Section 4.07 of the Disclosure Schedules and the Transaction Documents, the Parties shall terminate at the Closing all agreements, arrangements and understandings between Advisor, NRF and their respective Affiliates and its and their directors, officers and employees, on the one hand, and NHI, NHI OP and their respective Affiliates, on the other hand.

4.08    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

4.09    Indemnification of Officers and Directors.

(a)    From the Closing Date until the sixth (6th) anniversary thereof, NHI shall, to the fullest extent permitted under applicable requirements under the Laws of the State of Maryland in effect from time to time, and without requiring a preliminary determination of the ultimate entitlement to indemnification, provide indemnification to each Indemnified Person to the same extent as and under the same conditions and procedures to which such Indemnified Person is entitled on the date of this Agreement under the Governing Instruments of NHI and its subsidiaries and as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date of this Agreement in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer or person serving at the request of NHI and its subsidiaries, or is or was serving at the request of NHI as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, at or prior to the Closing and pertaining to any and all matters pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including any such matter arising under any claim with respect to the transactions contemplated hereby. Without limiting the foregoing, from the Closing Date until the sixth (6th) anniversary thereof, NHI shall also, to the fullest extent permitted under applicable requirements under Law, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 4.09(a) within fifteen (15) days after receipt by NHI of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of NHI to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 4.09(a).

(b)    From the Closing Date until the sixth (6th) anniversary thereof, NHI shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Governing Instruments of NHI and its subsidiaries as in effect immediately prior to the Closing or in any indemnification contracts of NHI or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Closing, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Closing were current or former directors, officers or employees of NHI or its subsidiaries.

(c)    From the Closing Date until the sixth (6th) anniversary thereof, NHI shall maintain in effect NHI’s and its subsidiaries’ current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) at or prior to the Closing with respect to Indemnified Persons (provided that NHI may substitute therefor policies with reputable carriers of at least substantially similar coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Persons); provided, however, that in no event shall NHI be required to expend pursuant to this Section 4.09(c) more than an amount per year equal to 250% of current annual premiums paid by NHI for such insurance. In the event that, but for the proviso to the immediately preceding sentence, NHI would be required to expend more than 250% of the current annual premiums, NHI shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of current annual premiums. In lieu of the foregoing, NHI may, at its election, purchase from a reputable carrier a six (6)-year prepaid “tail policy” of at least substantially similar coverage containing terms, conditions and exclusions that are no less favorable to the Indemnified Persons, for acts or omissions occurring (or alleged to occur) at or prior to the Closing with respect to Indemnified Persons, at an aggregate cost not exceeding the aggregate maximum amount payable pursuant to the provisions above for such six (6)-year period; provided, that if the cost of such insurance coverage exceeds such maximum amount, NHI shall obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. The provisions of this Section 4.09 shall survive the consummation of the Closing for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification that exist prior to the Closing or are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. The provisions of this Section 4.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 4.09 may not be amended, altered or repealed after the Closing in such a manner as to adversely affect the rights of any Indemnified Person or any of his or her heirs without the prior written consent of the affected Indemnified Person.

(d)    In the event NHI or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, NHI shall ensure that proper provision is made so that the successors and assigns of NHI assume the obligations set forth in this Section 4.09. For the avoidance of doubt, nothing in this Section 4.09 shall be deemed to provide Advisor, NRF or any of their respective Affiliates a consent right over such merger or other transaction.

4.10    Non-Solicitation. For a period of one (1) year after the Closing Date, Advisor agrees that it shall not, and shall cause CWP Bidco LP and its controlled Affiliates not to, without NHI’s prior written consent, (i) solicit or encourage any person to leave the employment or other service of NHI, NHI OP or any of their respective controlled Affiliates, (ii) hire, on behalf of Advisor or any Affiliate, any person who has left the employment of NHI, NHI OP or any of their respective controlled Affiliates within the one (1)-year period following the termination of that person’s employment with NHI, NHI OP or any of their respective controlled Affiliates or (iii) intentionally interfere with the relationship of NHI, NHI OP or any of their respective controlled Affiliates with, or endeavor to entice away from NHI, NHI OP or any of their respective controlled Affiliates, any person who during the term of the Advisory Agreement, or during the preceding one (1)-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of NHI, NHI OP or any of their respective controlled Affiliates; provided that, the foregoing restrictions in clause (i) and (ii) shall not apply to general searches by use advertising or recruiting firms that are not directly or indirectly targeted at such employees and hiring any individual who responds to such general solicitation. Advisor acknowledges and agrees that, in addition to any damages, NHI may be entitled to equitable relief for any violation of this Section 4.10 by Advisor or its Affiliates, including injunctive relief.

4.11    Confidentiality. From and after the Closing, (i) NHI, NHI OP and their respective Affiliates shall be permitted to retain any information, files, documents and other materials related to Advisor or its Affiliates or their respective business, which NHI, NHI OP and their respective Affiliates obtained prior to Closing and (ii) Advisor, NRF and their respective Affiliates shall be permitted to retain any information, files, documents and other materials related to NHI and NHI OP or their Affiliates or the Business, which Advisor and its Affiliates acquired pursuant to the Advisory Agreement prior to Closing, in each case which are retained on e-mail platforms, in archival back-up tapes or similar storage media or otherwise retained, and which cannot be expunged without considerable efforts, provided that such materials, to the extent containing confidential information of another Party (but, for the avoidance of doubt, excluding confidential information to the extent of or relating to the Party retaining such confidential information, its Affiliates and their respective businesses, assets, financial condition and operations), are kept confidential and not used for the benefit of any other Person; provided, however, that the foregoing confidentiality obligations shall not apply to the extent disclosure is required to be made pursuant to applicable Law, Governmental Authority, duly authorized subpoena or court order, or to the extent disclosure is required to be included in any governmental or regulatory filings made by a Party; provided, further, that in the event that a Party or its Affiliates is so required to make such disclosure, such applicable Person shall (i) promptly notify the applicable Party thereof to the extent permitted by Law of the existence, terms and circumstances surrounding the Law or legal process requiring disclosure of such information, (ii) consult with such other Party on the advisability of taking steps to resist or narrow such disclosure obligation, (iii) if disclosure of such information is required, furnish only such portion of the information as such Person is advised by counsel is legally required to be disclosed, and (iv) cooperate, at such other Party’s expense, with any action reasonably requested by such other Party in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed. Notwithstanding anything to the contrary contained herein, the foregoing provisions shall not apply to the extent disclosure is necessary in order for such Party to perform its obligations pursuant to the Transition Services Agreement. Notwithstanding the foregoing, such confidential information shall not include information that (A) is or becomes part of the public domain other than by a disclosure by the applicable Party or any of its Affiliates or their respective Representatives in breach of this Section 4.11, (B) was already in the possession of the applicable Party or its Affiliates (unless such information was in the possession of the applicable Party or its Affiliates in a fiduciary capacity or under a written obligation of confidentiality), (C) was obtained by the applicable Party from a third party, which third party did not disclose such information, to the applicable Party’s knowledge, in breach of a confidentiality obligation of such third party not to disclose such information or (D) was developed independently by the applicable Party without using or referring to any of such other Party’s confidential information. It is understood and agreed that for purposes of this Section 4.11, there shall be no legal requirement to disclose any confidential information solely by virtue of the fact that, absent such disclosure, a Party its Affiliates would be restricted from transacting in securities of the other Party or would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.12    Fees and Expenses. Any accrued and payable but unpaid Asset Management Fee (as defined in the Advisory Agreement) and Excess Cash Management Fee (as defined in the Advisory Agreement) payable to Advisor pursuant to Section 8.02 of the Advisory Agreement as of the Closing Date (the foregoing, “Accrued Management Fees”), and any accrued and payable but unpaid expenses and fees payable to Advisor pursuant to Article 9 of the Advisory Agreement as of the Closing Date (“Advisor Expenses”) shall be paid in full by NHI to Advisor (a) in the case of Accrued Management Fees, in the form of Shares, at a price per Share equal to the NAV (as defined in the Advisory Agreement) per Share, as may be adjusted for any Special Distribution (as defined in the Advisory Agreement) and (b) in the case of Advisor Expenses, in cash, in each case as promptly as reasonably practicable after the Closing Date, but in no event later than thirty (30) days after the Closing Date; provided, that in the case of Advisor Expenses, the amount of such Advisor Expenses payable to Advisor hereunder shall be reduced by the Accrued 2022 Bonus Amount. Advisor acknowledges and agrees that (i) the only period for which Accrued Management Fees are due and payable is from September 1, 2022 through the Closing Date and for no other periods whatsoever, (ii) except as provided by the foregoing clause (i), NHI’s obligation to pay any such fees under the Advisory Agreement shall terminate in its entirety at the Closing, and (iii) the only period for which Advisor Expenses are due and payable is the period prior to the Closing Date.

4.13    Information and Access to Certain Joint Venture Information; JV Amendments.

(a)    With respect to each Joint Venture, Advisor shall, and shall cause its Affiliates who are party to the relevant Joint Venture Agreements to, from and after the date hereof until the earlier of such time as (x) neither NHI nor one of its Affiliates holds any partnership interests in such Joint Venture and (y) neither Advisor nor any of Advisor’s Affiliates (individually or collectively) holds the majority of the partnership interests in such Joint Venture, to provide to NHI or its applicable Affiliate who is a party to the relevant Joint Venture Agreement all information or documentation of the Joint Venture as may be reasonably requested by NHI or its applicable Affiliate that is reasonably available to Advisor or one of its Affiliates, to the extent such information or documents relate to a rational business purpose of NHI or one of its Affiliates or the extent otherwise necessary or advisable for NHI or one of its Affiliates to satisfy or demonstrate compliance with its legal, regulatory or disclosure obligations under the federal securities Laws or other obligations under applicable Law. Without limiting the generality of the foregoing, for each Joint Venture during the applicable period set forth in the preceding sentence, Advisor or its applicable Affiliate party to such Joint Venture shall provide to NHI or its applicable Affiliate party to such Joint Venture all such other information set forth on Exhibit D hereto. For the avoidance of doubt, the Parties acknowledge and agree that the rights provided to NHI and its Affiliates under this Section 4.13(a) shall be in addition to all of their respective rights under the Joint Venture Agreements, it being understood and agreed that nothing in this Section 4.13(a) shall be deemed to limit or restrict in any respect NHI’s or its applicable Affiliate’s rights under any of the Joint Venture Agreements.

(b)    With respect to each Joint Venture, Advisor shall, and shall cause its Affiliates who are party to the relevant Joint Venture Agreements to, from and after the date hereof until the earlier of such time as (x) neither NHI nor one of its Affiliates holds any partnership interests in such Joint Venture and (y) neither Advisor nor any of Advisor’s Affiliates (individually or collectively) holds the majority of the partnership interests in such Joint Venture, deliver to such Joint Venture (or the NHI Affiliate who is a party to the relevant Joint Venture Agreement) annual PCAOB-compliant audited financial statements to the extent reasonably requested by such Joint Venture (or the NHI Affiliate who is a party to the relevant Joint Venture Agreement); provided that such requesting party shall bear the incremental and documented cost and expenses incurred by Advisor, its Affiliates and third parties in connection with satisfying such audit standards as opposed to the costs and expenses that would have been incurred in connection with preparing and delivering AICPA-compliant audited financial statements.

(c)    With respect to each Joint Venture, each of Advisor and NHI shall, and shall cause their respective Affiliates who are party to the relevant Joint Venture Agreements to, from and after the date hereof until the earlier of such time as (x) neither NHI nor one of its Affiliates holds any partnership interests in such Joint Venture and (y) neither Advisor nor any of Advisor’s Affiliates (individually or collectively) holds the majority of the partnership interests in such Joint Venture, cause the obligations contained in the sentence immediately preceding Section 8.5 in each Joint Venture Agreement to be disregarded and replaced with the following:

The Designated Partner shall not knowingly cause the Partnership or its subsidiaries to take any actions that would cause NHI to be in violation of Articles V.A., V.B., V.C., V. D., V. G., V. H., V. J. (excluding the first sentence thereof), and V.K.1 through .3 of the NASAA Restrictions (including taking into account the relevant definitions set forth in Article I of the NASAA Restrictions) without the prior written consent of the NHI Partner until such time (the “NASAA Termination Date”) that is the earlier to occur of (i) NHI no longer holds any direct or indirect interests in the Partnership, and (ii) the NHI Partner informing the Designated Partner in writing that NHI is no longer subject to such NASAA Restrictions. Additionally, the Designated Partner shall notify the NHI Partner in writing in advance of causing the Partnership or its subsidiaries to take any action that, to the actual knowledge of the Designated Partner, would reasonably be expected to cause NHI to be in violation of Article II.G. or Article IV of the NASAA Restrictions (including taking into account the relevant definitions set forth in Article I of the NASAA Restrictions). To the extent that the NHI Partner informs the Designated Partner in writing that any action proposed to be taken by the Partnership or its subsidiaries (whether or not the NHI Partner was informed in writing of such action by the Designated Partner) would cause NHI to be in violation of Article II.G. or Article IV of the NASAA Restrictions (including taking into account the relevant definitions set forth in Article I of the NASAA Restrictions), the Designated Partner shall not cause the Partnership or its subsidiaries to take any such action without the prior written consent of the NHI Partner until such time that is the earlier to occur of (i) the NASAA Termination Date, and (ii) NHI Partner consents in writing to such action.

(d)    NHI and Advisor agree that, as soon as reasonably practicable following the Closing Date, NHI and Advisor shall, and shall cause their respective Affiliates who are party to the Joint Venture Agreements to, use their respective commercially reasonable efforts to enter into amendments to the Joint Venture Agreements to reflect the obligations set forth in the foregoing Section 4.13(a) (including Exhibit D hereto), Section 4.13(b) and Section 4.13(c) (in each case, without taking into account clause (y) thereof) as obligations of the Designated Partner (as defined in the applicable Joint Venture Agreement) and, in the case of Section 4.13(c), the NHI Partner (as defined in the applicable Joint Venture Agreement) (such amendments, the “JV Amendments”).

(e)    Upon the effectiveness of any JV Amendment with respect to a particular Joint Venture Agreement that is in compliance with the foregoing Sections 4.13(a)-(d), Advisor’s and NHI’s obligations (as applicable) under this Section 4.13 solely with respect to the applicable Joint Venture shall terminate. Upon the effectiveness of a JV Amendment with respect to each Joint Venture Agreement that is in compliance with the foregoing Sections 4.13(a)-(d), all of Advisor’s and NHI’s obligations under this Section 4.13 shall terminate.

4.14    Voting Agreement. From the date hereof (i) until the earlier of (x) the date on which Advisor and its controlled Affiliates collectively cease to beneficially own at least one percent (1%) of the issued and outstanding Shares and (y) the second (2nd) anniversary of the date hereof, Advisor shall, and shall cause its controlled Affiliates who own any Shares to, be present for purposes of establishing a quorum of the stockholders at any meeting of the stockholders of NHI and (ii) until the earlier of (x) the first (1st) anniversary of the date hereof, (y) one day after the date on which NHI’s 2023 Annual Meeting of Stockholders is held (taking into account any adjournment or postponement thereof), and (z) the date on which Advisor and its controlled Affiliates collectively cease to beneficially own at least one percent (1%) of the issued and outstanding Shares, Advisor shall, and shall cause its controlled Affiliates who own any Shares to, (a) cause such Shares to be voted in favor of the election of the director nominees recommended by the Board in NHI’s definitive proxy statement on Schedule 14A and against any director nominees not recommended by the Board in NHI’s definitive proxy statement on Schedule 14A and against removal of any then-incumbent directors and (b) on any “say-on-pay” vote, cause such Shares to be voted in a manner consistent with the recommendation of the Board on such matter as set forth in NHI’s definitive proxy statement on Schedule 14A.

4.15    Right of First Offer. In the event that Advisor desires to sell or otherwise transfer all or any portion of Advisor’s Shares (the “Offered Shares”), Advisor shall first submit in good faith to NHI a written notice (the “Offer Notice”), which shall include (i) the proposed sale price for the Offered Shares, (ii) all details of the payment terms and other material terms and conditions in connection with the proposed sale of the Offered Shares and (iii) clear instructions regarding acceptance of the Offer Notice. The purchase price for the Offered Shares shall be expressed in U.S. dollars, whether or not the form of consideration is wholly or partially cash or cash equivalents. NHI shall then have the right, but not the obligation, to purchase all or any portion of the Offered Shares on the terms set forth in the Offer Notice until the expiration of the thirty (30)-day period following the delivery of the Offer Notice (the “ROFO Election Period”). If NHI elects to purchase any Offered Shares prior to the expiration of the ROFO Election Period, each of NHI and Advisor shall take all actions as may be reasonably necessary to consummate the transfer contemplated by this Section 4.15, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed reasonably necessary or appropriate by NHI and Advisor. If NHI has not elected to purchase any Offered Shares (or has elected to purchase only a portion of the Offered Shares) prior to the expiration of the ROFO Election Period, Advisor may, within ninety (90) days after the expiration of the ROFO Election Period, transfer the Offered Shares (or the applicable portion thereof that NHI did not elect to purchase) on not less favorable economic terms to NHI than the terms and conditions as set forth in the Offer Notice, including a sale price of at least 95% of the sale price set forth in the Offer Notice on a pro rata basis. If any such Offered Shares are not transferred during such ninety (90)-day period, Advisor shall again be required to comply with the terms of this Section 4.15 with respect to such Shares in connection with any proposed transfer of such Shares.

ARTICLE V
REMEDIES

5.01    Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing.

ARTICLE VI
MISCELLANEOUS

6.01    Expenses. Except as otherwise provided in this Agreement or the other Transaction Documents, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, none of the costs or expenses incurred by Advisor in connection with the negotiation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including any costs of legal counsel or other advisors or any other third-party costs) shall be deemed

Advisor Expenses or otherwise reimbursable under the Advisory Agreement, it being understood and agreed that any such costs and expenses shall be for the sole account of Advisor except to the extent otherwise expressly provided herein or in another Transaction Document.

6.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.02):

If to Advisor or NRF:     c/o CNI NSHC Advisors, LLC and NRF Holdco, LLC
870 Seventh Avenue, 2nd Floor
New York, NY 10019
Attention: Zachary Berger; Matthew Gunlock
Email: zberger@highgatecapinv.com;
mgunlock@highgate.com

with a copy (which shall not constitute notice) to:     Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Gary Axelrod
Email: gary.axelrod@lw.com

If to NHI or NHI OP:      NorthStar Healthcare Income, Inc.
16 E. 34th Street
New York, NY 10016
Attention: Nick Balzo
Email: nbalzo@northstarhealthcarereit.com

with a copy (which shall not constitute notice) to:     Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Adam Turteltaub; Danielle Scalzo
Email: aturteltaub@willkie.com;
dscalzo@willkie.com

Section 6.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.05    Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, following the Closing, a Party may assign all of its rights and obligations in whole under this Agreement in connection with a merger, consolidation, liquidation or other business combination involving or an acquisition of all or substantially all assets of such Party by an unaffiliated third party so long as the resulting, surviving or transferee person assumes all the obligations of the relevant Party hereto by operation of Law or otherwise.

Section 6.07    No Third-Party Beneficiaries. Except as provided in Section 4.09, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties.

Section 6.09    Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10    Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.11    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any Delaware state court or federal court of the United States of America sitting in the City of Wilmington, County of New Castle, and any appellate court from any thereof, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 6.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under applicable Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 6.14    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including .pdf or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.15    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such, and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

NHI:

NORTHSTAR HEALTHCARE INCOME, INC.

By: /s/ Ann B. Harrington

Name: Ann B. Harrington

Title: Interim Chief Executive Officer, President, General Counsel and Secretary

NHI OP:

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP

By: NorthStar Healthcare Income, Inc.
Its: General Partner

By: /s/ Ann B. Harrington

Name: Ann B. Harrington

Title: Interim Chief Executive Officer, President, General Counsel and Secretary

[Signature Page to Termination Agreement]

ADVISOR:

CNI NSHC ADVISORS, LLC

By: /s/ Paul Varisano

Name: Paul Varisano

Title: Authorized Signatory

NRF:

NRF HOLDCO, LLC

By: /s/ Paul R. Womble

Name: Paul Womble

Title: Authorized Signatory

[Signature Page to Termination Agreement]

Exhibit A

DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings set forth below:

“$” means United States dollars.

“Accrued 2022 Bonus Amount” means $175,666.67.

“Accrued Management Fees” has the meaning set forth in Section 4.12.

“Advisor” has the meaning set forth in the preamble to this Agreement.

“Advisor Expenses” has the meaning set forth in Section 4.12.

“Advisor Indemnified Parties” has the meaning set forth in Section 4.06.

“Advisor’s Knowledge” means the actual knowledge of Paul Varisano and Ann Harrington.

“Advisory Agreement” has the meaning set forth in the Recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, NHI, NHI OP and their respective subsidiaries shall not be Affiliates of Advisor or Advisor’s Affiliates, and Advisor and its Affiliates shall not be Affiliates of NHI, NHI OP and their respective subsidiaries.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assigned Assets” means the assets set forth on Exhibit E hereto.

“Assignment and Assumption” has the meaning set forth in Section 1.04(a)(i).

“Assumed Liabilities” means the liabilities, commitments or obligations arising after the Closing related to the (i) Assigned Assets, (ii) the employment and compensation of and provision of benefits to the Transferred Employees, (iii) the Retention Agreements, and (iv) all amounts that remain payable under the Advisory Agreement to the Advisor and any obligations under the Advisory Agreement that specifically survive termination thereof as provided in Section 1.01 of this Agreement.

“Benefit Plan” means each material benefit, retirement, employment, consulting, compensation, incentive, bonus, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more employees, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Advisor or its Affiliates for the benefit of any Employee, or under which Advisor or its Affiliates has any material liability for premiums or benefits with respect to any Employee.

“Board” means the Board of Directors of NHI, as of any particular time.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Comparable Position” is a position with NHI or its Affiliates in which (a) the Employee’s position and level of responsibilities with respect to the business of NHI is substantially the same as such Employee’s position and level of responsibilities immediately prior to the Closing, and (b) the Employee is not required to relocate more than 25 miles from the Employee’s principal business location immediately prior to the Closing.

“Eclipse JV Agreement” means the Amended and Restated Partnership Agreement of Eclipse Health, General Partnership, dated as of January 30, 2015, by and between Eclipse GP Health Holdings-T, LLC, a Delaware limited liability company, and Eclipse Health Holdings NT-HCI, LLC, a Delaware limited liability company, as amended, restated or modified from time to time.

“Employees” has the meaning set forth in Section 4.02(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAHR JV Agreement” means the Amended and Restated Partnership Agreement of Healthcare GA Holdings, General Partnership, dated as of January 13, 2015, by and between Healthcare GA Holdings-T, LLC, a Delaware limited liability company, and Healthcare GA Holdings NT-HCI, LLC, a Delaware limited liability company, as amended restated or modified from time to time.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation or certificate of formation and the limited liability company agreement or operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Person” means any person who is now, or has been at any time prior to the Closing, (x) an officer or director of NHI (or a predecessor of NHI) or its subsidiaries and who is made, or threatened to be made, a party to, or witness in, a Proceeding by reason of his or her service in that capacity or (y) while a director or officer of NHI (or a predecessor of NHI) and at the request of NHI (or a predecessor of NHI), serves or has served as a director, officer, trustee, member, manager, employee, partner or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a Proceeding by reason of his or her service in that capacity.

“Independent Directors” means the members of the Board who are not officers or employees of Advisor or any Person directly or indirectly controlling or controlled by Advisor, and who are otherwise “independent” in accordance with NHI’s Governing Instruments.

“Joint Ventures” means each of (a) Eclipse Health, General Partnership, a general partnership organized under the Laws of the State of Delaware, and (b) Healthcare GA Holdings, General Partnership, a general partnership organized under the Laws of the State of Delaware.

“Joint Venture Agreements” means each of (a) the Eclipse JV Agreement and (b) the GAHR JV Agreement.

“JV Amendments” has the meaning set forth in Section 4.13(d).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loss” means any loss (including diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has a material adverse effect on the ability of a Party to consummate the transactions contemplated hereby.

“NHI” has the meaning set forth in the Preamble.

“NHI OP” has the meaning set forth in the Preamble.

“NHI’s Knowledge” means the actual knowledge of Kendall Young and Nicholas Balzo.

“Non-Recourse Party” has the meaning set forth in Section 6.15.

“Offer Notice” has the meaning set forth in Section 4.15.

“Offered Shares” has the meaning set forth in Section 4.15.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proceeding” means any claim, action, suit, proceeding or investigation.

“Retention Agreements” means those certain Retention Award Letters, dated as of July 29, 2022, with each of Nick Balzo, Jai Samlall, Bridget Jarvis, Kamila Yusupova, Crispen Carey, and Stephanie Tapiero.

“Representative” means, with respect to any Person, any and all directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFO Election Period” has the meaning set forth in Section 4.15.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means the common stock of NHI, par value $0.01 per share.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Approval” has the meaning set forth in the Recitals.

“Sponsor Line of Credit” means that certain Amended and Restated Revolving Line of Credit Agreement, dated as of March 30, 2018, by and between NorthStar Healthcare Income, Inc., as borrower, and CNI Healthcare Funding, LLC, as lender, as amended by (i) the First Amendment thereto, dated as of ____, 2019, (ii) the Second Amendment thereto, dated as of July 9, 2020, (iii) the Third Amendment thereto, dated as of June 30, 2021 and (iv) the Fourth Amendment thereto, dated as of February 28, 2022.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Total Target Direct Compensation Opportunity” has the meaning set forth in Section 4.02(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employees” has the meaning set forth in Section 4.02(a).

“Transition Services Agreement” has the meaning set forth in Section 1.04(a)(iv).